Exhibit 99.1

UNITED SECURITY BANCSHARES, INC. ANNOUNCES QUARTERLY AND TWELVE
MONTH EARNINGS

Thomasville, Alabama, February 13, 2006 – United Security Bancshares, Inc. (NASDAQ: USBI) (“USB”) today reported net income for the quarter ended December 31, 2005, of $3,055,000 compared to $3,599,000 for the same period of 2004, a 15.1% decrease.  On a per share basis, net income for the fourth quarter of 2005 was $0.47, compared to $0.56 for 2004, a 16.1% decrease.  On a year-to-date basis, net income increased from $13,131,000 in 2004 to $13,656,000 in 2005, a 4.0% increase.  On a per share basis, net income for the twelve months ended December 31, 2005, was $2.12, compared to $2.04 for 2004, a 3.9% increase.  The return on average assets for 2005 was 2.25% and return on average equity was 16.04%.

Net interest income increased quarter-to-date and also year-to-date.  This increase was the result of both increases in the yield on earning assets and the volume of earning assets, primarily loans.  Net interest income as a percentage of average earning assets increased from 7.36% in 2004 to 7.39% in 2005.

This increase in net interest margin was offset somewhat by an increase in the provision for loan losses of $327,000 in the fourth quarter and $129,000 for 2005.  While the provision for loan losses increased, net loan losses for the year declined from $3.5 million in 2004 to $3.2 million in 2005.  The allowance for loan losses as a percentage of net loans was 1.75% at December 31, 2004 and 2005.

Non-interest income decreased quarter-to-date and year-to-date primarily due to a decline in overdraft and insufficient funds charges on checking accounts.

Non-interest expense increased quarter-to-date and year-to-date due to increases in employee compensation and benefits due to normal increases in salary, health insurance costs, and incentive pay.

At December 31, 2005, total assets amounted to $621,483,000, an increase of 6.0% over December 31, 2004.  Total deposits showed an increase of $25,780,000, or 6.44%.  Loans, net of unearned discount, increased 8.72% to $439,221,000.  Shareholders’ equity totaled $87,709,000, which represents a book value of $13.64 per share.  Dividends for the fourth quarter were $0.20 per share.

UNITED SECURITY BANCSHARES, INC.
(Unaudited Financial Highlights)
(In thousands, except per share amounts and percentages)

	3 Months Ended December 31,		12 Months Ended December 31,

	2005	2004	2005	2004

Earnings Summary:
Net Interest Income	$10,670	$10,057	$40,854	$39,225
Provision for Credit Losses	1,401	1,074	3,853	3,724
Non-Interest Income	1,300	1,392	5,293	5,595
Non-Interest Expense	5,945	5,444	23,059	22,045

Income Before Income Taxes	$4,624	$4,931	$19,235	$19,051
Income Tax Provision	1,569	1,332	5,579	5,920

Net Income	$3,055	$3,599	$13,656	$13,131

Earnings Per Share	$0.47	$0.56	$2.12	$2.04
Dividends Per Share	$0.20	$0.18	$0.95	$0.72

	December 31,

	2005	2004

Balance Sheet Summary:
Total Assets	$621,483	$586,153
Total Earning Assets	561,139	533,695
Loans, Net of Unearned Discount	439,221	403,984
Allowance for Credit Losses	7,694	7,061
Total Deposits	426,231	400,451
Common Shareholders’ Equity	87,709	81,913
Book Value Per Share	13.64	12.74
Average Balance Sheet Data:
Total Assets	$607,837	$582,048
Total Earning Assets	552,846	533,008
Loans, Net of Unearned Discount	418,548	391,435
Total Deposits	417,666	391,852
Common Shareholders’ Equity	85,154	77,623
Performance Ratios:
Return on Average Assets	2.25%	2.26%
Return on Common Equity	16.04%	16.92%
Average Shares Outstanding	6,428,287	6,430,767

Statements contained in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements are necessarily estimates reflecting the best judgment of USB’s senior management based upon current information and involve a number of risks and uncertainties.  Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by USB with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USB or its senior management should be considered in light of those factors.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

SOURCE:	United Security Bancshares, Inc.
CONTACT:	Larry Sellers or Robert Steen, United Security Bancshares, Inc., 334-636-5424.